PRESS RELEASE
Air T Announces Termination of Exchange Offer
DENVER, NC, June 12, 2023 – Air T, Inc. (“Air T” or the “Company”) (NASDAQ: AIRT) is an industrious American company with a portfolio of businesses, each of which is independent yet interrelated. We seek dynamic individuals and teams to operate and create value over time. We believe we can apply corporate resources to help activate growth and overcome challenges.

Today the Company is announcing that it has terminated the previously announced offer (the “Offer”) to holders of Air T’s outstanding Common Stock (the “Common Stock”) to exchange shares of Common Stock for shares of Air T Funding’s Air T Funding Alpha Income Trust Preferred Securities (also referred to as the 8.0% Cumulative Securities), par value $25.00 per share (the “TruPS”) (Nasdaq: AIRTP). Termination occurred following discussions with applicable regulatory authorities that made it clear that the exchange offer would not be permitted to proceed as structured. The Company’s obligation to exchange shares pursuant to the Offer was subject to a condition that specified that there shall not have been any regulatory compliance issues and that no event have occurred or be likely to occur that could reasonably be expected to materially adversely affect the Offer.

As a result of this termination, no shares will be exchanged in the Offer and any shares previously tendered that are not withdrawn will be promptly returned to tendering holders.
The Company will assess whether to commence a new exchange offer, though there can be no assurance that the Company will proceed with a new exchange offer or as to the terms thereof.
Risks and Disclosures
Investors should consider the Company’s investment objectives, risks, charges, and expenses carefully before investing. This and other information can be found in the Company’s filings with the SEC, which may be obtained by calling (866) 231-2577 or by visiting www.airt.net. Please review AIRT’s filings and Air T Funding’s prospectus carefully before you invest.
This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities of AIRT. The solicitation and the offer to exchange common shares of AIRT will be made pursuant to an offer to exchange and related materials that AIRT intends to file with the SEC. AIRT intends to mail these documents to the stockholders of AIRT. These documents contain important information about the exchange offer and stockholders of AIRT are urged to read them carefully. Investors may obtain free copies of the Exchange Offer Statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Exchange Offer Statement and other documents filed with the SEC may also be obtained by directing a request to: D.F. King, or by calling (866) 231-2577.
The Company has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting offers in the Exchange Offer.
The TruPs Shares are currently listed for trading on the NASDAQ Global Market under the symbol “AIRTP.”.
ABOUT AIR T, INC.
Established in 1980, Air T Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, aviation ground support equipment manufacturing and sales, commercial jet engines and parts, and corporate and other. We seek to expand, strengthen and diversify Air T’s after-tax cash flow per share. Our goal is to build Air T’s core businesses, and when appropriate, to expand into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. For more information, visit www.airt.net.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words “believes”, “pending”, “future”, “expects,” “anticipates,” “estimates,” “depends” or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements, because of, among other things, potential risks and uncertainties, such as:
•    Economic and industry conditions in the Company’s markets;
•    The risk that contracts with FedEx could be terminated or adversely modified;
•    The risk that the number of aircraft operated for FedEx will be reduced;
•    The risk that GGS customers will defer or reduce significant orders for deicing equipment;
•    The impact of any terrorist activities on United States soil or abroad;
•    The Company’s ability to manage its cost structure for operating expenses, or unanticipated capital requirements, and match them to shifting customer service requirements and production volume levels;
•    The Company's ability to meet debt service covenants and to refinance existing debt obligations;
•    The risk of injury or other damage arising from accidents involving the Company’s overnight air cargo operations, equipment or parts sold and/or services provided;
•    Market acceptance of the Company’s commercial and military equipment and services;
•    Competition from other providers of similar equipment and services;
•    Changes in government regulation and technology;
•    Changes in the value of marketable securities held as investments;
•    Mild winter weather conditions reducing the demand for deicing equipment;
•    Market acceptance and operational success of the Company’s relatively new aircraft asset management business and related aircraft capital joint venture; and,
•    Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.
A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT

Air T, Inc.
Brian Ochocki, CFO
bochocki@airt.net
612-843-4302

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